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                                                                    Exhibit 10.2


                                    AGREEMENT

         This Agreement (the "Agreement") is made by and between Aearo Corporation ("Aearo") (f/k/a Cabot Safety Holdings Corporation), a Delaware corporation, and John D. Curtin, Jr. ("Mr. Curtin"). The "Execution Date" of this Agreement is the date of signing by the last party to sign it. The Agreement shall become effective on the eighth (8th) day following the Execution Date (the "Effective Date").

                                   WITNESSETH

         WHEREAS, Mr. Curtin has been employed by Aearo and has held the offices of Chairman of the Board of Directors, President and Chief Executive Officer; and

         WHEREAS, Aearo highly values Mr. Curtin's past contributions to Aearo and believes that he can make significant future contributions to Aearo; and

         WHEREAS, Mr. Curtin and Aearo seek to establish an amicable arrangement for Mr. Curtin to resign from his current offices, continue his employment with Aearo on a more limited basis, establish an at-will arrangement for Mr. Curtin to provide additional assistance on special projects, and to perform other responsibilities as specified in this Agreement in exchange for terms specified in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, Mr. Curtin and Aearo agree as follows:

         1. RESIGNATION FROM OFFICES. Effective as of the opening of business on March 23, 1998 ("Officer Resignation Date"), Mr. Curtin shall be considered to have resigned from his positions as Chairman of the Board of Directors, President and Chief Executive Officer of Aearo and any similar office he holds with any subsidiary of Aearo at that time; provided that Mr. Curtin shall not be considered to have resigned from his affiliations with Aearo as an employee or as a member of the Boards of Directors of Aearo and its direct wholly-owned subsidiary Aearo Company (f/k/a Cabot Safety Corporation).

         2. CONTINUED EMPLOYMENT.

         (a) TERM AND TITLE. Beginning effective on the day following the Officer Resignation Date, Aearo shall employ Mr. Curtin and Mr. Curtin agrees that he shall be employed by Aearo as Senior Advisor. Mr. Curtin's employment with Aearo shall terminate effective as of the two-year anniversary of the Officer Resignation Date (unless terminated earlier pursuant to Section 2(d) (Early Termination) below).

         (b) DUTIES. As Senior Advisor, Mr. Curtin shall perform such responsibilities as may be reasonably requested by the Chief Executive Officer of Aearo and that are consistent with Mr. Curtin's expertise and experience ("Advisory Services") including, without implication of limitation, responding to requests for assistance concerning transitional matters and responding to requests for advice concerning business management matters; provided that Mr. Curtin shall not be required to provide advice or assistance directly related to potential mergers or acquisitions except as a Special Projects Consultant as set forth more fully below.

         (c) SCHEDULING. Mr. Curtin shall provide Advisory Services to the extent and when reasonably requested by the Chief Executive Officer of Aearo; provided that Mr. Curtin shall not be required to provide Advisory Services in excess of twenty (20) hours per month, nor shall Mr. Curtin be required to provide Advisory Services at any time that would unreasonably interfere with other personal or professional commitments that Mr. Curtin may have.

         (d) EARLY TERMINATION. Notwithstanding the foregoing, Mr. Curtin may resign from employment as Senior Advisor at any time upon notice to Aearo. Aearo may terminate Mr. Curtin's employment as Senior Advisor only for cause. For purposes of this Agreement, "cause" shall mean willful misconduct which continues for a period of thirty (30) days after written notice to Mr. Curtin and an opportunity to address the Board of Directors with respect to the specific conduct that constitutes the basis for termination. If Mr. Curtin's employment is terminated by reason of his death or permanent disability incapacitating him to perform his duties hereunder, Mr. Curtin, or his estate, as the case may be, shall be entitled to the continued payment of compensation and other benefits hereunder for the balance of the term of this Agreement.

         3. SPECIAL PROJECTS.

         (a) DUTIES, TERM AND TITLE. Aearo shall retain Mr. Curtin and Mr. Curtin agrees to be retained by Aearo to consult on an as needed basis as a "Special Projects Consultant" with respect to identified projects as may be reasonably requested by the Chief Executive Officer of Aearo, consistent with Mr. Curtin's expertise and experience ("Special Projects Services"). Special Project Services are currently expected to include the following: providing general business and financial analysis, including transaction feasibility analysis, with respect to mergers and acquisitions and other transactions; assisting in the preparation of materials for consideration by the Board of Directors of Aearo in connection with mergers and acquisitions and other transactions; developing a list of potential parties which might be interested in mergers and acquisitions transactions and contacting parties on such list as approved by Aearo; and consulting with and advising Aearo concerning opportunities for merger and acquisitions transactions which have been identified and, if so requested by Aearo, participating in negotiations for such transactions. Either Aearo or Mr. Curtin, in its or his sole discretion, may terminate such engagement by written notice at any time. During such period when Mr. Curtin is otherwise employed by Aearo as Senior Advisor and also continues to be engaged by Aearo as Special Projects Consultant, Mr. Curtin's services as Special Projects Consultant shall be considered to be performed as an employee of Aearo. For any period following Mr. Curtin's employment as Senior Advisor during which Mr. Curtin continues to be engaged as


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

Special Projects Consultant, Mr. Curtin's services as Special Projects Consultant shall be considered to be performed as an independent contractor.

         (b) SCHEDULING OF SPECIAL PROJECTS SERVICES. Mr. Curtin shall perform Special Projects Services to the extent and when reasonably requested by the Chief Executive Officer of Aearo; provided that Mr. Curtin shall not be required to perform Special Projects Services at any time that would unreasonably interfere with personal or other professional commitments he may have; and provided further that during such period when Mr. Curtin is a Special Projects Consultant, Mr. Curtin shall not undertake personal or professional commitments that would have the effect of precluding him from being available to perform up to twelve (12) days of consulting services during any calendar quarter at such reasonable times as Aearo may request.

         4. PAYMENTS AND BENEFITS.

         (a) CURRENT SALARY. Mr. Curtin shall be entitled to receive his base salary as Chairman of the Board, Chief Executive Officer and President effective to and including the Officer Resignation Date. Thereafter Mr. Curtin shall be entitled to the salary, bonus, benefits or other compensation set forth in this Agreement.

         (b) BONUS. No later than the regular payroll date for salaried employees next following the Effective Date ("First Payroll Date"), Aearo shall pay to Mr. Curtin a lump sum bonus of Four Hundred Thousand Dollars ($400,000).

         (c) VACATION PAY. Notwithstanding the continuation of Mr. Curtin's employment with Aearo as set forth in this Agreement and without implied limitation of the second sentence of Section 4(a) (Current Salary), Mr. Curtin acknowledges and agrees that he shall not be entitled to accrue vacation time after the Officer Resignation Date. Aearo acknowledges that Mr. Curtin accrued and has not used accrued vacation time as of the Officer Resignation Date. No later than the First Payroll Date, Aearo shall pay to Mr. Curtin on account of such accrued and unused vacation time the amount of $47,000 in cash.

         (d) SALARY AS SENIOR ADVISOR. Aearo shall pay Mr. Curtin at the salary rate of One Hundred Thousand Dollars ($100,000) per year for his services as Senior Advisor, with such salary to be paid in periodic installments on Aearo's regular payroll dates, commencing no later than the First Payroll Date.

         (e) BENEFITS AS AN EMPLOYEE.

         (i) GENERAL. Based on the time commitment and/or nature of Mr. Curtin's employment with Aearo following the Officer Resignation Date, Mr. Curtin acknowledges that he shall not be eligible to continue his participation as an active employee in any employee benefit plans, programs or policies of Aearo following the Officer Resignation Date except the following: the Aearo Company Employees' Retirement Account Plan, the Aearo Company


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

Employee 401(k) Savings Plan, and the Aearo Company Supplemental Executive Retirement Plan. Mr. Curtin's participation in the foregoing plans shall continue for the full term of Aearo's agreement to employ Mr. Curtin as Senior Advisor hereunder and shall be on the then applicable terms of the relevant plans, as they apply to the executive employees of Aearo as a group from time to time.

         (ii) HEALTH BENEFITS. Aearo shall use all commercially reasonable efforts to obtain a waiver from the insurer of its medical and dental benefit plans to permit Mr. and Mrs. Curtin to retain coverage under such plans while Mr. Curtin is employed as a Senior Advisor. If such waiver cannot be obtained, then as soon as practicable following the Officer Resignation Date, Aearo shall offer Mrs. Curtin the ability to participate in Aearo's group medical and dental benefit plans pursuant to the law known as "COBRA" and Aearo shall contribute to the cost of COBRA coverage in an amount not to exceed the amount that Aearo regularly pays for medical and dental benefits for a full time employee with single coverage. Aearo shall provide Mr. Curtin during Mr. Curtin's employment as Senior Advisor with an additional cash payment in an amount reasonably determined by Aearo to be sufficient to enable Mr. Curtin to secure Medicare supplement insurance on his own, as well as any federal and state taxes associated with such cash payment.

         (f) SPECIAL PROJECTS SERVICES COMPENSATION. As compensation for Mr. Curtin's availability for and performance of services as Special Projects Consultant, Aearo shall pay to Mr. Curtin Twenty-Five Thousand Dollars ($25,000) per calendar quarter, provided that for the period beginning on the Officer Resignation Date and ending on March 31, 1998, Mr. Curtin's compensation as Special Projects Consultant shall be $16,667. Aearo shall make such payment on the regular payroll date next following the end of each quarter during which Mr. Curtin has served as Special Projects Consultant. In addition, if the Chief Executive Officer of Aearo requests that Mr. Curtin perform Special Projects Services for more than twelve (12) full business days during any calendar quarter (or eight (8) full business days during the period beginning on the Officer Resignation Date and ending on March 31, 1998), Aearo shall pay Mr. Curtin additional compensation at the rate of Two Thousand Dollars ($2,000) per day.

         (g) INCENTIVE COMPENSATION. In consideration of the fact that a material component of Mr. Curtin's services as Senior Advisor and/or Special Projects Consultant is expected to consist of advice and assistance relating to Aearo's acquisitions program, the Chief Executive Officer and Board of Directors of Aearo may provide Mr. Curtin with additional compensation as a bonus if they, or any compensation committee of the Board, in their discretion, determine that Mr. Curtin's contribution in relation to acquisitions or dispositions of businesses or assets warrants such additional payment.

         5. BOARD OF DIRECTORS MEMBERSHIP. Reference is made to that certain Stockholders' Agreement dated as of July 11, 1995 (the "Stockholders' Agreement") among Vestar Equity Partners, L.P. ("Vestar"), Cabot CSC Corporation, formerly known as Cabot Safety Corporation ("Cabot"), Aearo, Cabot Corporation ("Cabot Parent") and the parties identified



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

on the signature pages hereto or to the supplementary agreements referred to in
Section 5.14 thereof as Management Investors (the "Management Investors"). Aearo and, by their execution of a counterpart hereof, Vestar, Cabot and Cabot Parent, hereby agree and acknowledge as follows (all capitalized terms used in this Section 5 and not otherwise defined shall have the respective meanings set forth in the Stockholders' Agreement):

         (a) For purposes of Section 2.1 of the Stockholders' Agreement, following the Officer Resignation Date Mr. Curtin shall continue to serve as a member of the Board of Directors of Holdings and each Subsidiary of Holdings as a designee of the Management Investors until and unless he resigns from the Board, or is removed by the Management Investors in accordance with Section 2.1(b) of the Stockholders' Agreement.

         (b) Mr. Curtin shall continue to be a party to the Stockholders' Agreement as a "Management Investor" and all shares of Common Stock currently or in the future owned by Mr. Curtin shall remain subject to the provisions of, and entitled to the benefits of the Stockholders' Agreement, including without limitation Section 3 (Transfers and Issuances) and Section 4 (Registration Rights).

         6. STOCK OPTION AND STOCK.

         (a) STOCK OPTION. Reference is made to that certain Non-Qualified Option to Purchase Shares of Common Stock (the "Option") under the Aearo Corporation Executive Stock Option Plan dated June 26, 1996 (the "1996 Plan") whereby Mr. Curtin was granted an option to purchase prior to June 26, 2006 (the "Expiration Date") at an exercise price of $600.00 per share 812.5 shares of common stock, $.01 par value per share ("Common Stock"), of Aearo. Aearo and Mr. Curtin agree to the following amendments to the Option effective as of the Effective Date:

         (i) The number of shares of Common Stock subject to the Option shall be decreased from 812.5 to 325; the exercise price shall remain unchanged;

         (ii) If and when the Board of Directors of Aearo, or any compensation committee of the Board, resolves to (A) reduce with respect to other options granted under the 1996 Plan held by the executive employees of Aearo the compounded annual rate to be used for calculating whether and when the Vestar/Cabot Return has been achieved for purposes of the vesting schedule set forth in Paragraph 1 (Vesting Schedule) and EXHIBIT A of the Option, or (B) make other modifications to other options granted under the 1996 Plan held by the executive employees of Aearo which improve the terms of such options for the holders, then the Option shall be deemed amended simultaneously with analogous amendments to such other options in order to extend the benefits of such reduction or other modifications to Mr. Curtin. The Option shall otherwise remain unchanged;



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



         (iii) The provisions of Paragraphs 3(a), 3(b) and 3(d), but not Paragraph 3(d), of the Option shall be deleted in their entirety.

         (iv) The provisions of Paragraphs 9 (Company's Right to Purchase Shares) and 10 (Executive's Right to Put Shares) and all definitions of the terms set forth in Paragraph 8 (Certain Definitions) other than "Stockholders' Agreement" shall be deleted in their entirety.

         (b) STOCK. Reference is made to that certain Executive Security Purchase Agreement dated as of July 11, 1995 by and between Aearo Corporation (f/k/a Cabot Safety Holdings Corporation) and Mr. Curtin (the "ESPA") pursuant to which Mr. Curtin purchased from the Company 4,950 shares of Common Stock. Aearo and Mr. Curtin agree to the following amendments to the ESPA effective as of the Effective Date:

         (i) The definitions set forth in the ESPA as Sections 1.1 (Applicable Percentage), 1.3 (Cause), 1.5 (Cost), 1.6 (Fair Market Value), 1.7 (Permanent Disability), 1.9 (Retirement), 1.10 (Seasoned Shares), 1.12 (Termination of Employment or Service), 1.13 (Unseasoned Shares) and 1.14 (Realization of Vestar Return) shall be deleted in their entirety.

         (ii) Simultaneously with the effectiveness of this Agreement, Aearo is repurchasing from Mr. Curtin 1,237.5 shares of Common Stock at a price of $200.00 per share paid in cash.

         (iii) Sections 3.1 (Company's Right to Purchase Purchased Shares) and
3.2 (Executive's Right to Put Purchased Shares) shall be deleted in their entirety.

         7. EXPENSES. Subject to proper documentation, Aearo shall reimburse Mr. Curtin for all reasonable business expenses that he may incur in the performance of services as Senior Advisor or Special Projects Consultant.

         8. LITIGATION COOPERATION. During and after Aearo's employment of Mr. Curtin, Mr. Curtin agrees to cooperate fully with Aearo in the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of Aearo which relate to events or occurrences that transpired during his employment or other affiliation with Aearo or which may transpire during Mr. Curtin's work as Senior Advisor or Special Projects Consultant. Mr. Curtin's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness when requested by Aearo at reasonable times designated by Aearo. Aearo shall reimburse Mr. Curtin for any reasonable out-of-pocket expenses incurred in connection with such cooperation, subject to reasonable documentation.

         9. TAX TREATMENT. All payments and other consideration provided to Mr. Curtin pursuant to this Agreement shall be subject to any deductions, withholdings, and tax reporting that Aearo reasonably determines to be required for tax purposes.


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



         10. OTHER AGREEMENTS. Except to the extent specifically provided in this Agreement, this Agreement represents the entire agreement between the parties and no previous contracts, promises, arrangements or agreements shall be effective or enforceable. Notwithstanding the foregoing, nothing herein shall be construed to affect any rights to indemnification of Mr. Curtin pursuant to and subject to Aearo's charter and by-laws.

         11. RELEASES.

         (a) RELEASE BY MR. CURTIN. Mr. Curtin hereby irrevocably and unconditionally releases, acquits and forever discharges Aearo and its affiliates and the predecessors, successors, assigns, agents, directors, officers, employees, representatives, and attorneys of Aearo and its affiliates, and all persons acting by, through, under, or in concert with any of the foregoing (collectively referred to herein as "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, demands, losses, debts, and expenses of any nature whatsoever, known or unknown ("Claims") which Mr. Curtin now has, owns, or holds, or claims to have, own, or hold against each of any of the Releasees through and including the Effective Date. This General Release of Claims shall include, without implication of limitation: all Claims relating to Mr. Curtin's employment with Aearo; all Claims relating to the resignations set forth in
Section 1 (Resignation from Offices) or the establishment of the other terms of this Agreement; all Claims of intentional interference with advantageous or contractual relations; all Claims of wrongful termination of employment; all Claims of termination in violation of public policy; all Claims of breach of either express or implied contract; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of discrimination under any federal or state statute or the common law, including but not limited to Mass. Gen. Laws ch. 151B, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Americans with Disabilities Act; all Claims for indemnification of legal fees and expenses; and all Claims for interest, attorneys' fees and costs. This General Release shall not be construed to impair Mr. Curtin's right to enforce the terms of this Agreement.

         (b) ACKNOWLEDGMENTS AND OTHER TERMS. Mr. Curtin acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. Mr. Curtin acknowledges that he has been given the opportunity, if he so desired, to consider this Agreement for twenty-one (21) days before executing it. In the event that Mr. Curtin has executed this Agreement within less than twenty-one (21) days of the date of its delivery to him, Mr. Curtin acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one day period. Aearo acknowledges that for a period of seven (7) days from the date that it is executed, Mr. Curtin shall retain the right to revoke this Agreement by written notice that is received by the Vice President and General Counsel of Aearo before the end of such period, and that this Agreement shall not become effective or enforceable until after the



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expiration of such revocation period. Mr. Curtin represents and acknowledges in executing this Agreement that he does not rely and has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement. Mr. Curtin further represents that he has not filed any complaints or charges against Aearo with any court or governmental agency and that he has not transferred any Claim to any person or entity.

         (c) RELEASE BY AEARO. Aearo hereby irrevocably and unconditionally releases, acquits and forever discharges Mr. Curtin from any Claims which Aearo now has, owns, or holds, or claims to have, own, or hold against Mr. Curtin through and including the Effective Date, including, without implication of limitation, all Claims relating to Mr. Curtin's employment with Aearo or service as a member of the Board of Directors of Aearo and any of its subsidiaries. This General Release shall not be construed to impair Aearo's right to enforce its terms of this Agreement.

         12.      NON-COMPETITION.

         (a)      Mr. Curtin acknowledges that under the terms of this
Agreement: (i) he will be allowed to retain beneficial ownership of a larger number of shares of Common Stock, including shares subject to the Option, than he would otherwise be entitled to retain under the various agreements presently in effect with Aearo, (ii) he will be retained as an employee of Aearo for two years after the Effective Date and as a consultant to Aearo for a potentially unlimited period of time (subject to the termination provisions hereof) and
(iii) he will continue to have access to valuable trade secrets and confidential information regarding the strategies, business and operations of Aearo and its subsidiaries which are of substantial and material value. In consideration of the foregoing, Mr. Curtin hereby covenants and agrees that until the later to occur of (A) the third anniversary of the Effective Date or (B) the first anniversary of the last to occur of the termination of his employment with Aearo as Senior Advisor, his engagement by Aearo as Special Projects Consultant or his service as a member of the Board of Directors of Aearo (the "Expiration Date"), he shall not, either directly or indirectly, for himself, or through, on behalf of, or in conjunction with, any person, firm, partnership, corporation, or other entity:

                  (I) divert or attempt to divert any business or customer, or potential business or customer, of Aearo or any of its subsidiaries to any competitor, by direct or indirect inducement or otherwise;

                  (II) solicit or induce any present or future employee of Aearo or any of its subsidiaries to accept employment with Mr. Curtin or with any business, corporation, partnership, association or other person with which Mr. Curtin may be associated or induce such person to leave his or her employment without Aearo's prior written consent; or




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



                  (III) own, maintain, operate, engage in, advise, help, make loans to, or have any interest in, either directly or indirectly, any business
(x) in the Designated Industries (as defined below) or (y) directly competitive with any business outside the Designated Industries that is acquired or developed (or the acquisition or development of which is being actively pursued) by Aearo and its subsidiaries between the Effective Date and the Expiration Date; PROVIDED, HOWEVER, that this Section 12(a)(III)(y) shall not apply to any businesses acquired or developed by Aearo and its subsidiaries following the Effective Date if, prior to the date of such acquisition or development, Mr. Curtin has acquired a direct or indirect interest in a business that is competitive with such acquired or developed business.

         The term "Designated Industries" means, collectively: (AA) the manufacture and/or sale of personal protection equipment ("PPE"), including but not limited to the hearing, eye, face, head and respiratory segments of the PPE market in which Aearo and its subsidiaries are presently engaged (disposable and reusable hearing protection devices, prescription and non-prescription safety eyewear, goggles, face shields, reusable and disposable respirators, hard hats and first aid kits) and any other segments of the PPE market, such as protective clothing (safety garments, gloves, shoes and boots) or fall protection equipment, and (BB) the manufacture and sale of impact-resistant, shock-absorbing or energy absorbing materials for noise, vibration and shock control applications in which Aearo's Specialty Composites operating unit is presently engaged.

         (b) There is no geographical limitation on the restrictions set forth in Section 12(a). The restrictions set forth in this Section 12, however, shall not apply to legal or beneficial ownership by Mr. Curtin of less than a 5% of the outstanding equity securities of any publicly held business entity.

         (c) If any part of the restrictions set forth in this Section 12 is found to be unreasonable in time or distance, each month of time or mile of distance may be deemed a separate unit so that the time or distance may be reduced by appropriate order of the court to that deemed reasonable. Aearo shall have the right, in its sole discretion, to reduce the scope of these restrictions effective immediately upon receipt by Mr. Curtin of written notice, and Mr. Curtin agrees that he shall comply forthwith with the reduced restrictions, so long as any such reduction does not add additional burden, limitation or restriction on Mr. Curtin.

         (d) Mr. Curtin acknowledges that any failure to comply with the requirements of this Section 12 will cause Aearo irreparable injury, and Mr. Curtin hereby accordingly consents to the entry of an order by any court of competent jurisdiction for specific performance of, or for an injunction against violation of, the requirements of this Section 12. Aearo may further avail itself of any other legal or equitable rights and remedies that it may have under this Agreement or otherwise.

         13. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance


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of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         14. NOTICES. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, by personal delivery, or by a nationally recognized overnight mail service to Mr. Curtin at the last address he has filed in writing with Aearo or, in the case of Aearo, at its main offices, attention of the Chairman.

         15. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by Mr. Curtin and by a duly authorized representative of Aearo.

         16. SEVERABILITY. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

         17. NO ADMISSION. Nothing in this Agreement shall be construed as an admission or acknowledgment that either party violated any legal or other obligation to the other or to anyone else.

         18. INTERPRETATION. The language of all parts of the Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

         19. GOVERNING LAW. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law.

         20. COUNTERPARTS. This Agreement may be executed in counterparts. Each counterpart shall have the efficacy of a signed original.

         21. BINDING NATURE OF AGREEMENT. This Agreement shall be binding upon each of the parties and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

                                  [END OF TEXT]



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         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Aearo, by its duly authorized officer, and by Mr. Curtin, on the date or dates indicated below.



                                    AEARO CORPORATION


Date: March 23, 1998                By: /s/
                                        ----------------------------------------
                                        Name:
                                        Title:


Date: March 23, 1998                /s/ John D. Curtin, Jr.
                                    --------------------------------------------
                                    JOHN D. CURTIN, JR.






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